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                                                                EXHIBIT  10.18



                           LEASE RESTRUCTURE AGREEMENT

         THIS LEASE RESTRUCTURE AGREEMENT (this "Agreement") is made and entered into as of December 31, 1995, by and between CALIFORNIA STATE TEACHERS' RETIREMENT SYSTEM, a retirement system created pursuant to the laws of the State of California ("Landlord"), and MERCANTILE NATIONAL BANK, a national banking association ("Tenant").

                                    RECITALS

         A. Landlord's predecessor, Northrop Corporation ("Northrop"), and Tenant previously entered into that certain lease (the "Ground Floor Lease") dated as of December 21, 1982, respecting certain "Premises" originally designated as consisting of 9,830 rentable square feet of floor area located on the ground floor of the building located at 1840 Century Park East, Los Angeles, California 90067.

         B. Northrop and Tenant also previously entered into that certain lease (the "Original Second Floor Lease") dated as of December 21, 1982, respecting certain "Premises" consisting of 16,168 rentable square feet of floor area located on the second floor of the building located at 1840 Century Park East, Los Angeles, California 90067.

         C. The Original Second Floor Lease was supplemented and amended by that certain Amendment to Lease between Northrop and Tenant dated June 9, 1986 (the "First Amendment to Second Floor Lease") pursuant to which the second floor "Premises" were expanded to include an additional 16,411 rentable square feet of floor area located on the third floor of said building.

         D. The Original Second Floor Lease, as so amended, was further amended by that certain Second Amendment to Lease between Landlord and Tenant dated December 18, 1992 (the "Second Amendment to Second Floor Lease") pursuant to which the rent payable for said third floor premises was modified.

         E. The Original Second Floor Lease, as amended by the First Amendment to Second Floor Lease and the Second Amendment to Second Floor Lease, is hereinafter referred to as the "Second Floor Lease". The Ground Floor Lease and the Second Floor Lease are hereinafter individually referred to as a "Lease" and collectively referred to as the "Leases". All terms used but not defined herein shall have the meanings ascribed to such terms in the Leases.

         F. In addition to the Leases, Landlord and Tenant entered into that certain Standard Form Storage Agreement (the "Storage
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Agreement") dated August 6, 1993, respecting certain storage facilities located in the Building.

         G. Tenant, as Sublessor, and The Lewis Horwitz Organization ("Horwitz"), as Sublessee, entered into that certain Sublease Agreement dated July 3, 1986, covering 2,115 rentable square feet of floor area located in the ground floor Premises. The Sublessee's interest under such Sublease Agreement was assigned to and assumed by Imperial Bank ("Imperial") pursuant to that certain Assignment, Assumption and Consent Agreement among Tenant, Imperial and Horwitz, and consented to by Northrop dated August 15, 1989. Pursuant to that certain Sublease Amendment and Option Exercise Agreement dated July 1, 1992, Tenant and Imperial extended the term of and granted each other termination rights under said Sublease Agreement. Said Sublease Agreement, as so assigned, assumed, extended and modified, is hereinafter referred to as the "Ground Floor Sublease" and the Sublessee thereunder is hereinafter referred to as the "Ground Floor Subtenant".

         H. Tenant, as Sublessor, and Charlston, Revich & Williams ("Charlston"), as Sublessee, entered into that certain Office Sublease dated December 16, 1992, covering 16,411 rentable square feet of floor area consisting of the entire third floor of the Premises. Said Office Sublease is hereinafter referred to as the "Third Floor Sublease" and the Sublessee thereunder is hereinafter referred to as the "Third Floor Subtenant".

         I. The Ground Floor Sublease and the Third Floor Sublease are hereinafter individually referred to as a "Sublease" and collectively referred to as the "Subleases". The Ground Floor Subtenant and the Third Floor Subtenant are hereinafter individually referred to as a "Subtenant" and collectively referred to as the "Subtenants".

         J. Landlord and Tenant now desire to further supplement, and modify the Leases and Storage Agreement, and deal with the Subleases as hereinafter provided.

                                    AGREEMENT

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant hereby agree as follows:

         1. Conditions Precedent. This Agreement shall be of no force or effect unless all of the following conditions are satisfied on or before January 12, 1996, or such later date as Landlord, in its sole and absolute discretion, may designate in writing. The date all such conditions are satisfied shall be established by written notice from Landlord to Tenant and is hereinafter referred to as the "Effective Date":

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                  (a) Delinquent Rent. Tenant shall pay to Landlord the sum of
$288,838.63 on account of all Rent and other charges and payments due under the Leases and Storage Agreement without regard to this Agreement prior to November 1, 1995. Such payment shall be final and conclusive.

                  (b) Rent. Tenant shall pay to Landlord all amounts due on account of the Rent and other charges due on or after November 1, 1995 and through the Effective Date under the Leases and Storage Agreement as modified hereby.

                  (c) Warrants. Tenant shall cause National Mercantile Bancorp, a California corporation ("Bancorp"), to issue to Landlord a warrant (the "Warrant") to purchase shares of Bancorp's stock together with registration rights with respect to such shares. The specific terms and provisions of the Warrant, registration rights and related documents (collectively the "Warrant Documents") must have been reviewed and approved by Landlord.

                  (d) Opinion of Counsel. Tenant shall cause to be delivered to Landlord an opinion from counsel and in form and content acceptable to Landlord to the effect that (i) both Tenant and Bancorp are duly incorporated and in good standing with the corporate power and corporate authority to enter into and perform their respective duties and obligations under this Agreement, the Warrant Documents and the transactions contemplated hereby and thereby; (ii) this Agreement, the Warrant Documents and any and all other documents executed in connection with this Agreement or the Warrant Documents have been duly and validly authorized, executed and delivered by the Tenant and Bancorp, as the case may be; (iii) the Warrant has been duly and validly authorized and issued to Landlord; (iv) the Warrant Documents, this Agreement and any and all other documents executed in connection with this Agreement or the Warrant Documents are enforceable against Tenant and Bancorp, as the case may be, in accordance with their terms; and (v) the exercise of the Warrant and purchase of "Warrant Shares" (as defined in the Warrant Documents) pursuant thereto, if made as of the date hereof, may be made without a registration statement being in effect thereto under the Securities Act of 1933, as amended.

                  (e) Bill of Sale. Tenant shall execute and deliver to Landlord a Bill of Sale in form and content acceptable to Landlord covering the furniture and art work described on Exhibit A attached hereto.

                  (f) Subtenants. With respect to the Subleases and the
Subtenants:

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                           (i)   Financial Condition. Each of the Subtenants'
financial condition and the terms of each of the Subleases shall have been reviewed and found acceptable by Landlord.

                           (ii)  Attornment/New Lease. Each of the Subtenants
shall execute and deliver to Landlord an agreement, in form and content acceptable to Landlord, agreeing to attorn to Landlord under its Sublease. At Landlord's option, the documentation of either or both of such attornments may take the form of a new direct lease from Landlord to the applicable Subtenant on substantially the same economic terms as the applicable Sublease.

                           (iii) Estoppel. Each Subtenant shall execute and
deliver to Landlord an estoppel certificate, in form and content acceptable to Landlord, including usual and customary estoppel items together with confirmation of the amount of the Subtenant's security deposit. In addition, as to the Third Floor Subtenant, such estoppel certificate shall contain verification that the $61,000 tenant improvement allowance originally provided for under the Third Floor Sublease has been exhausted and is of no further force or effect and that title to the furniture and art work described on Exhibit A attached hereto is owned by Landlord and that the Third Floor Subtenant is obligated to return such personal property to Landlord upon the termination of the Third Floor Sublease.

                           (iv)  Release. The Subtenants shall each execute and
deliver to Landlord a release and waiver, similar in scope to the release and waiver given by Tenant in this Agreement, with respect to any and all liability arising prior to the date of such release and waiver.

                           (v)   Rent. Tenant shall have collected from the
Subtenants and delivered to Landlord all rent and other charges due under the Subleases for the period of November 1, 1995 through the Effective Date.

                           (vi)  Security Deposit. Tenant shall deliver to
Landlord $20,349.64 representing the Third Floor Subtenant's security deposit. Tenant hereby represents and warrants to Landlord that Tenant has not collected any security deposit or advance payment from the Ground Floor Subtenant.

                           (vii) Accounting. Tenant shall deliver to Landlord in
reasonable detail an accounting of each of the Subtenant's payments on account of its Proportionate Share of Building Operating Costs to enable Landlord to effectively enforce and administer the Subtenants' obligations with respect thereto going forward.

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                  (g) Inspection. Landlord shall have inspected the third floor and the space on the ground floor of the Building which is to be excluded from the Premises and been satisfied that such space remains in a good and sound condition, free of any damage or deferred maintenance which is the Tenant's duty to repair or maintain under the Lease.

                  (h) Fees and Expenses. All expenses incurred by Landlord pursuant to this Agreement shall be paid by Tenant. Specifically, and without limitation, Tenant shall pay to Landlord the amount of all attorneys' fees and costs incurred by Landlord in the analysis, negotiation and preparation of this Agreement, and all other documents and agreements contemplated hereby or entered into in connection herewith, not to exceed $40,000.

         2. Ground Floor Lease Modifications. Effective upon the satisfaction of all of the conditions precedent set forth in Section 1 above, the following existing provisions of the Ground Floor Lease shall be modified as set forth below:

                  (a) Premises. The parties hereby stipulate that the ground floor Premises shall be deemed to contain a total of 9,830 rentable square feet. Tenant hereby surrenders to Landlord the portion, but only the portion, of the ground floor Premises currently subleased to the Ground Floor Subtenant, which the parties stipulate shall be deemed to consist of 2,115 rentable square feet as set forth in the Ground Floor Sublease. Accordingly, the ground floor Premises shall consist of only the portion thereof not currently subleased to the Ground Floor Subtenant, which the parties stipulate shall be deemed to contain a total of 7,715 rentable square feet. As part of this transaction, Tenant is assigning all of its right, title and interest in and to the Ground Floor Sublease to Landlord. Tenant and Landlord agree that, unless Landlord shall otherwise consent in writing, insofar as it affects the Ground Floor Sublease, the fee title to the ground floor subleased premises and the leasehold estate therein created by the Ground Floor Lease shall not merge but shall remain separate and distinct, notwithstanding the union of said estates in Landlord or any third party by purchase, assignment or otherwise.

                  (b) Ground Floor Base Rent. As of November 1, 1995 and continuing through October 31, 2000, the Base Rent under the Ground Floor Lease shall be a flat $2.50 per rentable square foot (ie. $19,287.50) per month, payable on the first day of every month in advance. Effective November 1, 2000 and continuing through October 31, 2004, the Base Rent under the Ground Floor Lease shall be a flat rent payable on the first day of every month in advance equal to the greater of (i) $3.00 per rentable square foot (ie. $23,145) per month, and (ii) the rate per

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rentable square foot that Landlord in good faith determines to be the fair market rent for the lease of comparable space within office buildings in the vicinity of the Building. There will be no CPI adjustment of the foregoing Base Rent pursuant to Section 3 of the Ground Floor Lease; however Section 4 of the Ground Floor Lease regarding the pass through of Building Operating Costs shall apply with the modified Base Year provided below.

                  (c) Assignment and Subletting. The words ", shall be deemed an act of assignment hereunder" are hereby added to the second sentence of Section 15(a) of the Ground Floor Lease.

         3. Second Floor Lease Modifications. Effective upon the satisfaction of all of the conditions precedent set forth in Section 1 above, the following existing provisions of the Second Floor Lease shall be modified as set forth below:

                  (a) Premises. The third floor of the Building shall be excluded from the Premises so that the Premises covered by the Second Floor Lease shall consist of only the 16,168 rentable square feet on the second floor of the Building. Tenant hereby surrenders to Landlord the portion, but only the portion, of the Premises consisting of the third floor of the Building. Accordingly, the Premises covered by the Second Floor Lease shall consist of only the second floor of the Building, which the parties stipulate shall be deemed to contain a total of 16,168 rentable square feet. As part of this transaction, Tenant is assigning all of its right, title and interest in and to the Third Floor Sublease to Landlord. Tenant and Landlord agree that, unless Landlord shall otherwise consent in writing, insofar as it affects the Third Floor Sublease, the fee title to the third floor subleased premises and the leasehold estate therein created by the Second Floor Lease shall not merge but shall remain separate and distinct, notwithstanding the union of said estates in Landlord or any third party by purchase, assignment or otherwise.

                  (b) Second Floor Base Rent. As of November 1, 1995 and continuing through October 31, 2000, the Base Rent under the Second Floor Lease shall be a flat $2.25 per rentable square foot (ie. $36,378) per month, payable on the first day of every month in advance. Effective November 1, 2000 and continuing through October 31, 2004, the Base Rent under the Second Floor Lease shall be a flat rent payable on the first day of every month in advance equal to the greater of (i) $2.75 per rentable square foot (ie. $44,462) per month, and
(ii) the rate per rentable square foot that Landlord in good faith determines to be the fair market rent for the lease of comparable space within office buildings in the vicinity of the Building. There will be no CPI adjustment of the foregoing Base Rent pursuant to Section 3 of the Second Floor Lease; however, Section 4 of the Second Floor

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Lease regarding the pass through of Building Operating Costs shall apply with the modified Base Year provided below.

                  (c) Expansion Space. Section 46 of the Lease, "Expansion Space", is hereby deleted in its entirety and shall be of no further force or effect.

         4. Modifications Applicable to both Leases. Effective upon the satisfaction of all of the conditions precedent set forth in Section 1 above, the following existing provisions of the Leases shall be modified as set forth below:

                  (a) Term. If not sooner terminated pursuant to the provisions of the Leases, the Term of the Leases shall expire October 31, 2004 with no further right or option to extend or renew. If not sooner terminated pursuant to the provisions of the Storage Agreement, the term of the Storage Agreement shall expire upon the expiration or sooner termination of the Leases, or either of them.

                  (b) Base Year. For November and December, 1995, and all of 1996, Tenant's Proportionate Share of Building Operating Costs under both Leases will be zero. 1996 will be the new Base Year for both Leases. Commencing January 1, 1997, the provisions of Section 4 of both Leases shall be applied with 1996 being the new Base Year and 1997 and each calendar year thereafter being a Comparison Year.

                  (c) Building Operating Costs. With respect to the definition of "Building Operating Costs", the intention of the parties has been and continues to be that real estate taxes and assessments on the Land as well as the Building are included in that definition. Accordingly, the parties agree that each and every reference to the "Building" in Section 4(b)(1)(a) of the Leases has and shall be interpreted to include, for that purpose, the "Land". This will also confirm that the intention of the parties has been and continues to be that "Building Operating Costs" includes the items within that definition as they relate to the parking facilities which serve the Building. The parties further agree that any increase in real estate taxes due solely to this restructuring of the Leases shall not be passed through to the Tenant.

                  (d) Possessory Interest Tax. For so long as the Building is owned by a state public retirement system, the full cash value, as defined in Sections 110 and 110.1 of the California Revenue and Taxation Code, of the possessory interest, upon which property taxes will be based, shall equal the greater of (i) the full cash value of the possessory interest, or (ii) if Tenant has leased less than all of the Building, the Tenant's Proportionate Share of the full cash value of the Land and

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Building that would have been enrolled if the Land and Building had been subject to property tax upon acquisition by Landlord. If permitted by the taxing authority, Landlord shall administer billing of the possessory interest tax to the tenants of the Building, in which event Tenant shall pay its possessory interest tax pursuant to the provisions of the Leases governing payment of real property taxes. Landlord agrees that during the term of the Leases, the possessory interest tax shall not exceed Tenant's share of ad valorem real property taxes that would otherwise have been due.

                  (e) Remedies. To bring the Leases into compliance with Section 1951.2 of the California Civil Code, Section 20(d) in both of the Leases is amended and restated in its entirety to read as follows:

                  The "worth at the time of award" of the amount referred to in Sections 20(c)(i) and (ii) above is computed by allowing interest at the rate of ten percent (10%) per annum. The "worth at the time of award" of the amount referred to in Section (c)(iii) above is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%) per annum.

                  (f) Deletion of Option. Section 45 in both of the Leases, "Option to Renew", is hereby deleted in its entirety and shall be of no further force or effect.

         5.       INTENTIONALLY OMITTED.

         6. Cross Default. A breach or default by Tenant under any one or more of the Ground Floor Lease, the Second Floor Lease, the Storage Agreement, this Agreement or any other document executed in connection with this Agreement (collectively the "Lease Documents") shall also constitute a breach and default by Tenant under all of the other Lease Documents. A breach or default by Bancorp under any one or more of the Warrant Documents shall also be, and be deemed to be, a breach and default by Tenant under the Lease Documents.

         7. Operating Covenant. One of Landlord's principal purposes in restructuring the Lease is to keep the Tenant as an operating bank at the Building for the benefit that having an operating bank at the Building would provide to the other tenants and the overall marketability of the Building. Accordingly, as a material inducement to Landlord to enter into this Agreement, Tenant covenants and agrees that, absent a merger or consolidation with another institution that has more than ten (10) existing banking locations, Tenant shall maintain its ground floor banking operations continuously open to the public for

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business during normal banking hours. Landlord recognizes that a merger or consolidation with another institution that has more than ten (10) existing banking locations may preclude the Tenant's continued operation at the Building. However, notwithstanding any such merger or consolidation, the Leases as modified and supplemented hereby and the Storage Agreement shall remain in full force and effect as a continuing obligation of the Tenant and/or any entity with or into which Tenant merges or consolidates. Further, and notwithstanding any such merger or consolidation, if immediately following such merger or consolidation the merged or consolidated entity has no other retail or commercial banking operations within a one mile radius of the Building, the operating covenant contained in the second sentence of this Section shall continue to apply.

         8. Condition Subsequent. Tenant acknowledges and agrees that Landlord is making material and substantial concessions to the Tenant in this Agreement worth several million dollars over the remaining term of the Leases, and that the consideration being received by Landlord under this Agreement and the Warrant Documents is only a small fraction of the consideration being received by the Tenant. Even then, the full value of this Agreement and the Warrant Documents will only be realized by Landlord if the Tenant and Bancorp fully and timely comply with this Agreement, the other Lease Documents and the Warrant Documents. Accordingly, the parties agree that in the event of any breach or default by Tenant under this Agreement or any of the other Lease Documents, or any breach or default by Bancorp under any of the Warrant Documents, this Agreement shall be null, void and of no force or effect and the Landlord's remedies, and the measure of the Tenant's liability, shall be determined under the Leases as they existed prior to this Agreement and as if this Agreement never existed, mitigated only to the extent of Tenant's actual performance under this Agreement. No acceptance by Landlord of any performance by Tenant under this Agreement or any of the other Lease Documents, or by Bancorp under any of the Warrant Documents, shall be deemed a waiver of the right to recovery provided in this Section. As a material portion of this provision, Tenant hereby waives any and all statutes of limitation, statues of repose and other time limitations, if any, with respect to the exercise or pursuit of any rights or remedies under the Leases as they existed prior to this Agreement.

         9. Representations and Warranties. Tenant hereby represents and warrants to Landlord that:

                  (a) Tenant is the lessee under the Leases and the sublessor under the Subleases and has not assigned or agreed to assign its interest under any of them in whole or in part.

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                  (b) The Leases and Subleases are in full force and effect, and, to the best of Tenant's knowledge, no breach or default exists under any thereof, nor, to the best of Tenant's knowledge, is there now any fact or condition which, with notice or lapse of time or both, would constitute such a breach or default.

                  (c) The Leases and Subleases contain the entire agreement of the parties thereto and neither the Leases, the Sublease nor any of them has been modified, altered or amended in any respect, except as described herein.

                  (d) Tenant has been informed that Landlord is a unit of the California State and Consumer Services Agency established pursuant to Title I, Division 1, Part 13 of the California Education Code, Sections 22000, et seq., as amended (the "Education Code"). Tenant has been informed that, as a result, Landlord is prohibited from engaging in certain transactions with a "school district or other employing agency" or a "member retirant or beneficiary" (as those terms are defined in the Education Code). In addition, Tenant has been informed that Landlord may be subject to certain restrictions and requirements under the Internal Revenue Code, 26 U.S.C. Section 1 et seq. Accordingly, Tenant represents and warrants to Landlord that (a) Tenant is neither a school district or other employing agency; (b) to its knowledge, Tenant has not made any contribution or contributions to Landlord; (c) to Tenant's knowledge, neither a school district or other employing agency is related to Tenant by any relationship described in Section 267(b) of the Internal Revenue Code; and (d) to Tenant's knowledge, neither Landlord, its Investment Managers, Trust Company of the West, TCW Realty Advisors, and Westmark Realty Advisors, LLC (collectively "Advisors"), their affiliates, related entities, agents, officers or employees, nor any Landlord board member, trustee, beneficiary, employee or internal investment contractor (collectively "Landlord Affiliates") has received or will receive, directly or indirectly, any payment, consideration or other benefit from, nor does any Landlord Affiliate have any agreement or arrangement with, Tenant or any person or entity affiliated with Tenant, relating to the transactions contemplated by this Agreement except as expressly set forth in this Agreement and the Warrant Documents.

                  (e) The Tenant has been duly organized and is validly existing as a national banking association.

                  (f) This Agreement and the documents executed and delivered by the Tenant pursuant hereto have been duly authorized, executed and delivered by the Tenant and each is a valid and binding agreement enforceable in accordance with its respective terms, subject to bankruptcy, insolvency, fraudulent

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transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights generally and to general principles of equity; and the Tenant has full power and authority necessary to enter into such agreements and documents and to perform its obligations hereunder and thereunder.

                  (g) No consent, approval, authorization or order of any court, governmental agency or body or arbitrator having jurisdiction over the Tenant is required for execution of this Agreement or any of the documents to be executed and delivered by Tenant pursuant hereto. The execution and delivery of this Agreement and the other documents executed and delivered pursuant hereto by the Tenant does not result in a violation of any law, rule or regulation, or any order, judgment or decree of any court, or governmental agency applicable to the Tenant.

         10. Indemnity for Subtenant Claims. Tenant agrees to protect, indemnify, defend and save harmless Landlord and its directors, officers, trustees, members, agents and employees (the "Indemnitees") from and against any and all liability, expense, loss or damage of any kind or nature, including reasonable attorneys' fees and costs, arising from or on account of any action or failure to act by Tenant under the Subleases or either of them prior to the Effective Date. Landlord shall not be entitled to any indemnity on account of Landlord's own actions or failure to act.

         11.      Release.

                  (a) Pre November 1,1995 Payments. Tenant hereby waives and releases any and all claims to refunds or adjustments on account of the payment set forth in Section 1(a) above and all prior payments of Rent, Tenant's Proportionate Share of Building Operating Costs and any and all other payments by Tenant under the Leases or either of them. Without limiting the generality of the foregoing, Tenant hereby waives and releases any and all claims to refunds or adjustments on account of amounts refunded or to be refunded to Landlord on account of property taxes or other expenses.

                  (b) Tenant hereby acknowledges and agrees that it has presently no defenses, offsets or claims against Landlord or against the enforcement of the Leases, as supplemented and amended by this Agreement, or the Storage Agreement, and that Landlord has not waived any of its rights or remedies under either of the Leases, as supplemented and amended by this Agreement, or the Storage Agreement (individually and collectively "Defenses").

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                  (c) Tenant does hereby forever release and discharge Landlord and any and all of its directors, officers, trustees, members, agents and employees from any and all claims, demands, controversies, actions, causes of action, obligations, liabilities, costs, expenses, attorneys' fees and damages of whatsoever character, nature and kind, at law or in equity, arising from or related in any way to the Leases, the Storage Agreement, the Land or the Building (individually and collectively "Liabilities").

                  (d) It is the intention of the parties hereto that the foregoing acknowledgment and release shall be effective as a bar to all Defenses and Liabilities, past and present, known and unknown, suspected and unsuspected arising from or in any way related to any act or omission occurring or commencing prior to the Effective Date, including without limitation any act or omission, or series of similar or related acts or omissions, commencing prior to the Effective Date and continuing after the Effective Date. In furtherance of this intention, the Tenant hereby expressly waives any and all rights and benefits conferred upon it by the provisions of California Civil Code Section 1542, which provides as follows:

                  "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

                  (e) The Tenant agrees that the foregoing acknowledgment, release and waiver of the provisions of California Civil Code Section 1542 were separately bargained for.

         12. AS-IS. Tenant accepts the Premises in their present "AS IS" condition. With the exception of Landlord's obligations under Sections 9(b) and 16 of the Leases, Tenant acknowledges that Landlord has no obligation to repair, maintain or replace the Premises or to construct any improvements at the Premises.

         13. No Waiver. This Agreement shall not be deemed a waiver of any right or remedy of Landlord under the any of the Leases or the Storage Agreement. Without limiting the generality of the foregoing, any event currently constituting a breach or default by Tenant under any of the Leases or the Storage Agreement shall continue to constitute such a breach or default notwithstanding this Agreement, and any circumstance which, with notice or the passage of time, or both, would constitute such a breach or default shall continue to constitute such a breach or default upon the giving of notice, the passage of time, or both, notwithstanding this Agreement.

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         14.      Confidentiality. Tenant agrees that the existence and terms of this Agreement shall be maintained by Tenant in strict confidence and no disclosure of such existence or terms will be made by Tenant, except to such attorneys, accountants and investment advisors as are reasonably required to evaluate and consummate this Agreement. Any such disclosure to third parties shall indicate that the information is confidential and should be so treated by the third party. Tenant agrees and covenants that it will not disclose or authorize the disclosure of the terms or existence of this Agreement in any public statement, news release, or other announcement or publication. Nothing in this Section shall prevent Tenant from disclosing any information to the extent required by federal or state banking or securities laws, rules or regulations or required by any judicial or governmental case, order or decree.

         15. Brokers. Tenant and Landlord each warrant that it has had no dealing with any broker or agent in connection with this Agreement. Tenant and Landlord each will indemnify, defend and hold the other harmless from and against any and all costs, expenses or liability for commissions or other compensation or charges claimed by any broker or agent based on dealings with the indemnifying party with respect to this Agreement.

         16.      Landlord Exculpation.

                  (a) It is expressly understood and agreed that notwithstanding anything in this Agreement, any of the other Lease Documents or the Warrant Documents to the contrary, and notwithstanding any applicable law to the contrary, the liability of Landlord (including any successor or assign) under the Lease Documents, and any recourse by Tenant against Landlord, shall be limited solely and exclusively to the interest of Landlord in and to the Land and Building, and Landlord shall have no personal liability therefor. Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons or entities claiming by, through or under Tenant.

                  (b) No present or future officer, director, employee, trustee, member, retirant, beneficiary, internal investment contractor, investment manager or agent of Landlord, or of Advisors', shall have any personal liability, directly or indirectly, and recourse shall not be had against any such officer, director, employee, trustee, member, retirant, beneficiary, internal investment contractor, investment manager or agent, under or in connection with the Lease Documents or any other instrument heretofore or hereafter executed in connection with this Agreement or the Leases. Tenant hereby waives and releases any and all such personal liability and recourse. The limitations of liability provided in this Section are in addition to, and not in limitation of, any limitation on liability applicable to Landlord provided by law or in any other contract, agreement or instrument.

         17. Successors and Assigns. This Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of each of the parties to this Agreement.

         18. Conflict. In the event of any conflict between the Leases and the Storage Agreement on the one hand and this Agreement on the other, this Agreement shall control. Except to the extent herein modified, the Leases and the Storage Agreement shall continue in full force and effect.

         IN WITNESS WHEREOF, Landlord and Tenant have entered into this Agreement as of the date first above written.

         LANDLORD:                   CALIFORNIA STATE TEACHERS'

                                     RETIREMENT SYSTEM, a retirement

                                     system created pursuant to the laws

                                     of the State of California

                                     By:      TRUST COMPANY OF THE WEST,
                                              a California corporation,
                                              as Investment Manager

                                              By: /s/ HUGH DIRSTINE
                                                 -------------------------------
                                                 Hugh Dirstine,
                                                 Authorized Signatory

                                              By: /s/ GARY NEUMEIER
                                                 -------------------------------
                                                 Gary Neumeier,
                                                 Authorized Signatory

         TENANT:                     MERCANTILE NATIONAL BANK, a
                                     national banking association

                                     By: /s/ SCOTT A. MONTGOMERY
                                        ----------------------------------------
                                     Print Name: Scott A. Montgomery
                                                --------------------------------
                                     Its: President
                                         ---------------------------------------

                                      -14-